HYPERION 2002 TERM TRUST, INC. (the "Registrant")
        Form N-SAR for the period ending May 31, 1998
                    File Number 811-07070





This report is signed on behalf of the Registrant in the City of New York and the State of New York on the 29th day of July, 1998.




HYPERION 2002 TERM TRUST, INC.






By:      __________________

Clifford E. Lai

President




Witness:   ___________________
             Joseph Tropeano
             Assistant Secretary